AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STRATIVATION, INC.,

CNS MERGER CORPORATION

AND

CNS RESPONSE, INC.

Dated As of January 16, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 16th day of January, 2007 is entered into by and among Strativation, Inc., a Delaware corporation (“STRV”), CNS Merger Corporation, a California corporation and wholly-owned subsidiary of STRV (“MergerCo”), and CNS Response, Inc., a California corporation (“CNSR”). STRV, MergerCo and CNSR are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.    The Parties intend to effect the acquisition of CNSR by STRV through the statutory merger of MergerCo with and into CNSR in accordance with this Agreement and the CGCL, upon the consummation of which MergerCo will cease to exist as a separate entity and CNSR will survive as a wholly-owned subsidiary of STRV. The Parties intend this transaction to be treated as a reorganization under Section 368(a) of the Code.

B.    The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective shareholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

C.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement:

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

1.1  Certain Definitions. The following terms used herein, as used in this Agreement, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Articles of Incorporation” shall mean the articles of incorporation of the referenced corporation, as amended, and filed with the Secretary of State of the State of California.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party to this Agreement currently has an obligation to provide benefits to any current or former employee, officer or director of such Party.

“Bylaws” shall mean the bylaws, as amended, and adopted by the referenced corporation pursuant to the CGCL or Delaware General Corporation law, as applicable.

“CGCL” means the California General Corporation Law, as amended.

“CNSR Common Stock” means the Common Stock of CNSR.

“CNSR Preferred Stock” means the CNSR Series A Preferred Stock and CNSR Series B Preferred Stock.

“CNSR Series A Preferred Stock” means the Series A-1and A-2 Preferred Stock of CNSR as defined in the Articles of Incorporation of CNSR.

“CNSR Series B Preferred Stock” means the Series B Preferred Stock of CNSR, as defined in the Articles of Incorporation of CNSR..

“CNSR Shares” means, collectively, the CNSR Common Stock, CNSR Series A Preferred Stock, and CNSR Series B Preferred Stock.

“CNSR Shareholders” means, collectively, the holders of the CNSR Common Stock, CNSR Series A Preferred Stock, and CNSR Series B Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” means the date and time the Merger becomes effective as specified in the Certificate of Merger or as otherwise provided in accordance with the CGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the CNSR Common Stock Exchange Ratio, the CNSR Series A Preferred Stock Exchange Ratio, or CNSR Series B Preferred Stock Exchange Ratio, as applicable.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, the National Association of Securities Dealers and the NASDAQ Stock Market.

“Intellectual Property” means any and all United States and foreign: (i) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (ii) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (iii) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (iv) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (v) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) any right arising under any law providing protection to industrial or other designs, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (ix) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Change” or “Material Adverse Effect” means, when used in respect to CNSR or STRV, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole.

“Merger” means the merger of MergerCo with and into CNSR pursuant to this Agreement and the CGCL.

“MergerCo Common Stock” means the Common Stock of MergerCo.

“Merger Consideration” means 26,152,142 shares of STRV Common Stock issued or reserved for issuance as of the Effective Time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“STRV Common Stock” means the Common Stock, par value $0.001 per share, of STRV.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of another Person, which are sufficient to elect at least a majority of such other Person’s board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of such other Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Transfer Agent” shall mean Fidelity Stock Transfer Company.

1.2  Other Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Section
14f-1 Information Statement	6.2
2006 Stock Incentive Plan	3.3
Acquisition Proposal	6.7
Agreement	Preamble
Assumed Option and Warrant	2.9.8
Cash Reserve	4.8
Certificate of Merger	2.3
Certificates	2.10.1
Closing	2.2
Closing Date	2.2
CNSR	Preamble
CNSR Contracts	3.14
CNSR Common Exchange Ratio	2.9.2

CNSR Disclosure Schedule	3
CNSR Financial Statements	.36
CNSR Intellectual Property	3.18
CNSR Series A Preferred Exchange Ratio	2.9.3
CNSR Series B Preferred Exchange Ratio	2.9.4
CNSR Shareholder Approval	3.26
CNSR Subsidiaries	3.2
Equity Financing	7.3.9
Financial Advisory Agreement	6.11
Letter of Transmittal	2.10.1
MergerCo	Preamble
Merger Consideration Shares	2.9.1
Merger Consideration Reserved Shares	2.9.1
Merger Expenses Closing Payment	6.11
Merger Share Certificate	2.10.2
NASD	4.9
OTC BB	.49
Party(ies)	Preamble
Pre-Closing Obligations	6.10
Press Release	6.3
Pro Forma Financial Statements	6.4
Resignations	6.1
Secretary of State	2.3
STRV Contracts	4.20
STRV Disclosure Schedule	4
STRV SEC Documents	4.6.1
STRV’s Accountant	6.3
Surviving Corporation	2.1
Terminated STRV Contracts	4.20
Transaction	6.3
Transaction Form 8-K	6.3

2.	The Merger.

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, MergerCo shall be merged with and into CNSR at the Effective Time. At the Effective Time, the separate existence of MergerCo shall cease, and CNSR shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of CNSR, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of California. As a result of the Merger, the outstanding shares of capital stock of CNSR and MergerCo shall be converted or cancelled in the manner provided in Section 2.9.

2.2  Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section7) (the “Closing Date”), at the offices of Stubbs Alderton & Markiles, LLP, unless another date, time or place is agreed to in writing by the parties hereto.

2.3   Actions and Deliveries at Closing. A certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of California (the “Secretary of State”) in accordance with the CGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such other time as is permissible in accordance with the CGCL and as STRV and CNSR shall agree should be specified in the Certificate of Merger. In addition, at the Closing,

2.3.1	CNSR will deliver to STRV:

(a)          An officers’ certificate, substantially in the form of Exhibit D, duly executed on CNSR’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.7, has been satisfied in all respects.

(b)          A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on CNSR’s behalf.

(c)          A legal opinion of counsel to CNSR, substantially in the form of Exhibit F hereto.

2.3.2	STRV will deliver to CNSR:

(a)          An officers’ certificate, substantially in the form of Exhibit G, duly executed on STRV and MergerCo’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 and 7.3.10 has been satisfied in all respects.

(b)          A Secretary’s certificate, substantially in the form of Exhibit H, duly executed on each of STRV’s and MergerCo’s behalf.

(c)          A legal opinion of counsel to STRV, substantially in the Form of Exhibit I hereto.

2.4          Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the CGCL. At the Effective Time all MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

2.5          Governing Documents of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1      Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit J hereto; and

2.5.2      Bylaws. The Bylaws of CNSR, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

2.6          Directors of the Surviving Corporation. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Leonard J. Brandt, David B. Jones and Jerome Vaccaro, M.D., who shall serve as the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law. All other directors of MergerCo immediately prior to the Effective Time shall resign, effective as of the Effective Time.

2.7          Officers of the Surviving Corporation. At the Effective Time the officers of MergerCo immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Leonard J. Brandt	President, Chief Executive Officer and Secretary
Horace Hertz	Chief Financial Officer

who shall serve as officers of the Surviving Corporation subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case, until their respective successors shall have been duly appointed or until otherwise provided by law.

2.8          Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

2.9          Effect on Capital Stock of CNSR. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1      Aggregate Consideration to be Received by CNSR Shareholders. The aggregate merger consideration, which shall include (a) the shares to be issued at the Effective Time to CNSR Shareholders (the “Merger Consideration Shares”) plus (b) the number of shares to be reserved for issuance by STRV upon the exercise of any Assumed Options and Warrants (the “Merger Consideration Reserved Shares”), will be that number of fully paid, nonassessable shares of STRV Common Stock constituting the Merger Consideration.

2.9.2      Conversion of CNSR Common Stock. Each issued and outstanding share of CNSR Common Stock shall be converted into the right to receive one (1) fully paid and nonassessable share of STRV Common Stock (the “CNSR Common Exchange Ratio”), subject in all respects to Section 2.9.1.

2.9.3      Conversion of CNSR Series A Preferred Stock. Each issued and outstanding share of CNSR Series A Preferred Stock shall be converted into the right to receive one (1) fully paid and nonassessable share of STRV Common Stock (the “CNSR Series A Preferred Exchange Ratio”), subject in all respects to Section 2.9.1.

2.9.4      Conversion of CNSR Series B Preferred Stock. Each issued and outstanding share of CNSR Series B Preferred Stock shall be converted into the right to receive one (1) fully paid and nonassessable share of STRV Common Stock (the “CNSR Series B Preferred Exchange Ratio”), subject in all respects to Section 2.9.1.

2.9.5      Cancellation of Treasury Shares and Shares Held by STRV. Any and all CNSR Shares owned by STRV or MergerCo or held in the treasury of CNSR shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.6      No Fractional Shares. No fractional shares of STRV Common Stock shall be issued in the Merger. If the number of shares a holder of CNSR Shares holds immediately prior to the Closing multiplied by the applicable exchange ratio would result in the issuance of a fractional share of STRV Common Stock, that product will be rounded down to the nearest whole number of shares of STRV Common Stock if it is less than the fraction of one-half of one (0.5) share of STRV Common Stock or rounded up to the nearest whole number of shares of STRV Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of STRV Common Stock.

2.9.7      Cancellation and Retirement of CNSR Shares. As of the Effective Time, all CNSR Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such CNSR Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10, without any interest thereon, subject to any applicable withholding tax.

2.9.8      Stock Options and Warrants. At the Effective Time, all options to purchase shares of CNSR Common Stock then outstanding and all warrants to purchase shares of CNSR Common Stock or CNSR Preferred Stock then outstanding, in each case whether vested or unvested, shall be assumed by STRV or replaced with STRV options and warrants on substantially identical terms (each an “Assumed Option” or “Assumed Warrant” and together, each an “Assumed Option and Warrant”) in accordance with this Section 2.9.8 , provided that warrants to purchase shares of CNSR Common Stock or CNSR Preferred Stock will be exercisable into shares of STRV Common Stock based on the Exchange Ratio applicable thereto. Each Assumed Option and Warrant will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Assumed Option and Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of STRV Common Stock equal to the product of the number of shares of CNSR Common Stock or CNSR Preferred Stock that were issuable upon exercise of such CNSR option or warrant immediately prior to the Effective Time multiplied by the CNSR Common Exchange Ratio, or CNSR Series B Preferred Stock Exchange Ratio, as applicable, and (ii) the per share exercise price for the shares of STRV Common Stock issuable upon exercise of each Assumed Option and Warrant will be equal to the quotient determined by dividing the exercise price per share of CNSR Common Stock at which such CNSR option or warrant was exercisable immediately prior to the Effective Time by the CNSR Common Exchange Ratio. STRV will assume as of the Effective Time each CNSR stock incentive plan providing for the issuance or grant of CNSR Options. Upon assumption of such plans, such amendments thereto as may be required to reflect the Merger will be deemed to have been made.

2.10	Exchange of Certificates.

2.10.1    Exchange Procedures. As soon as reasonably practicable after the Effective Time, STRV shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of CNSR Shares (the “Certificates”) whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (i) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to STRV or its designated agent and shall be in such form and have such other customary provisions as STRV may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the CNSR Shares formerly represented thereby.

2.10.2    Merger Share Certificates. Upon surrender of a Certificate for cancellation to STRV, or to any agent or agents as may be appointed by STRV, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as STRV or its agent or agents, the holder of such Certificate shall be entitled to receive in exchange therefore, a certificate (“Merger Share Certificate”) representing the number of shares of STRV Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled. If any certificate for such STRV Common Stock is to be issued in a name other than that in which the certificate for CNSR Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to STRV or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such STRV Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of STRV or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by STRV, the posting by such Person of a bond in such reasonable amount as STRV may direct as indemnity against any claim that may be made against it with respect to such Certificate, STRV shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to STRV Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for CNSR Shares with respect to the shares of STRV Common Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5    No Further Ownership Rights in CNSR Shares. All shares of STRV Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to CNSR Shares theretofore represented by such certificates.

2.10.6    No Liability. None of the Parties shall be liable to any Person in respect of any shares of STRV Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing CNSR Shares shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of STRV, free and clear of all claims or interests of any Person previously entitled thereto.

3.	Representations and Warranties of CNSR.

Except as set forth in the disclosure schedule delivered by CNSR to STRV at the time of execution of this Agreement and attached hereto (the “CNSR Disclosure Schedule”), CNSR represents and warrants to STRV as follows:

3.1          Organization, Standing and Corporate Power. CNSR is a corporation validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted. CNSR is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on CNSR.

3.2          Subsidiaries. The only direct or indirect Subsidiaries of CNSR are listed in the CNSR Disclosure Schedule (the “CNSR Subsidiaries”). All the outstanding shares of capital stock of each CNSR Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the CNSR Disclosure Schedule, are owned (of record and beneficially) by CNSR, free and clear of all Liens. Except for the capital stock of the CNSR Subsidiaries, which are corporations, CNSR does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

3.3          Capital Structure. The authorized capital stock of CNSR consists of 100,000,000 shares, 80,000,000 shares of which are designated as CNSR Common Stock, with no par value, 20,000,000 shares of which are designated as CNSR Preferred Stock, of which 5,400,000 are designated as Series A-1 Preferred Stock, 1,000,000 are designated as Series A-2 Preferred Stock and 2,500,000 are designated Series B Preferred Stock. Of the authorized capital stock of CNSR, 9,485,132 shares of CNSR Common Stock, 5,189,294 shares of CNSR Series A-1 Preferred Stock, 804,221 shares of CNSR Series A-2 Preferred Stock and 1,905,978 shares of CNSR Series B Preferred Stock are issued and outstanding. The CNSR Board of Directors has reserved for issuance 10,000,000 shares of common stock pursuant to its 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”). Of the shares of CNSR Common Stock currently issued and outstanding, 4,136,103 have been issued from those shares reserved for issuance under the Plan. Warrants to purchase an aggregate of 4,271,130 shares of CNSR Common Stock are currently outstanding.

Except as set forth above, no shares or other equity securities of CNSR are issued, reserved for issuance or outstanding. All outstanding shares of CNSR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed on the CNSR Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of CNSR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of CNSR may vote. The CNSR Disclosure Schedule sets forth the outstanding capitalization of CNSR, including a list of all holders of CNSR Shares and their respective holdings. Except as set forth on the CNSR Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CNSR is a party or by which it is bound obligating CNSR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of CNSR or obligating CNSR to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of CNSR or any CNSR Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of CNSR. There are no agreements or arrangements pursuant to which CNSR is or could be required to register CNSR Common Stock or other securities under the Securities Act, or other agreements or arrangements with or among any security holders of CNSR with respect to securities of CNSR.

3.4          Authority. CNSR has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the CNSR Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CNSR and the consummation by CNSR of the transactions contemplated hereby have been duly authorized by the Board of Directors of CNSR; the Board of Directors has recommended adoption of this Agreement by the shareholders of CNSR; and no other corporate proceedings on the part of CNSR or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by CNSR and the consummation by CNSR of the transaction contemplated hereby, other than obtaining the CNSR Shareholder Approval. This Agreement has been duly executed and delivered by CNSR and constitutes a valid and binding obligation of CNSR, enforceable against CNSR in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5   Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CNSR under, (i) the Articles of Incorporation or Bylaws of CNSR, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to CNSR, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to CNSR, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have either a Material Adverse Effect on CNSR or would not prevent, hinder or delay the ability of CNSR to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to CNSR in connection with the execution and delivery of this Agreement by CNSR or the consummation by CNSR of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Certificate of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which CNSR is qualified to do business.

3.6  Financial Statements. Set forth on the CNSR Disclosure Schedule are the audited financial statements (consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow) as of and for the fiscal years ended September 30, 2006 and 2005 for CNSR (the “CNSR Financial Statements”). The CNSR Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CNSR as of such dates and the results of operations of CNSR for such periods, are correct and complete, and are consistent with the books and records of CNSR. Since September 30, 2006, CNSR has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7  No Undisclosed Liabilities. CNSR does not have any liabilities or obligations (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the CNSR Financial Statements, except for liabilities and obligations (i) that have been incurred since the date of the most recent balance sheet included in the CNSR Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to CNSR’s business, and (ii) not due and payable or to be performed or satisfied after the date hereof under CNSR Contracts in accordance with their terms, in each case which are not (singly or in the aggregate) material to CNSR’s business.

3.8  Absence of Certain Changes or Events. Since September 30, 2006, CNSR has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change with respect to CNSR; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to CNSR; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of STRV; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of CNSR to consummate the transactions contemplated by this Agreement.

3.9  Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of CNSR, threatened against, relating to or involving CNSR, or real or personal property of CNSR, before any Governmental Entity or other third party. To the knowledge of CNSR, there is no basis for any such suit, action, proceeding or investigation.

3.10       Compliance with Law. To the knowledge of CNSR, CNSR is compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. CNSR has not been charged with and, to the knowledge of CNSR, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. CNSR is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11       Benefit Plans. The CNSR Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by CNSR. CNSR’s records accurately reflect its employees’ employment histories, including their hours of service, and all such data is maintained in a usable form.

3.12       Certain Employee Payments. CNSR is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of CNSR of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13       Tax Returns and Tax Payments. CNSR is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the CNSR Financial Statements or those incurred since the date of the most recent balance sheet included in the CNSR Financial Statements in the ordinary course of business. CNSR has duly filed when due all Tax Returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. CNSR has made available to STRV accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due. CNSR has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of CNSR, other than Liens for Taxes not yet due and payable. CNSR is not subject to any Tax allocation or sharing agreement.

3.14       Contracts and Commitments. CNSR has made available to STRV true, correct and complete copies of each of the following contracts and agreements to which CNSR is a party or by which any of its assets or properties are bound (together the “CNSR Contracts”):

3.14.1    all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of CNSR;

3.14.2    all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to CNSR of more than $50,000;

3.14.3    any contract, agreement, commitment or obligation to make any capital expenditures in excess of $50,000;

3.14.4    contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of CNSR to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, CNSR, or covering indemnification of another Person other than in the ordinary course of business;

3.14.5    any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

3.14.6    contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to CNSR of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by CNSR, without penalty, premium or other liability within 30 days or may involve the payment by or to CNSR of more than $50,000;

3.14.7    contracts, agreements, commitments or other obligations to provide services or facilities by or to CNSR or to or by another Person which is not terminable by CNSR within 30 days without penalty, premium or other liability or involving payment by CNSR or the other Person of more than $50,000;

3.14.8    any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

3.14.9    any contract or agreement granting any Person a Lien on all or any part of any asset of CNSR;

3.14.10    any contract providing for the indemnification or holding harmless by CNSR of any of its shareholders, officers, directors, employees or representatives;

3.14.11    all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by CNSR of funds in excess of $50,000 per commitment (or under a group of similar commitments), or are otherwise material to CNSR; or

3.14.12    all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any CNSR Shareholder, officer, director, employee or consultant of CNSR or any Affiliate or relative thereof.

To the knowledge of CNSR, the CNSR Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to CNSR and each other party to such CNSR Contracts. There are no existing defaults or breaches of CNSR under any CNSR Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of CNSR, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any CNSR Contract. Except as set forth on the CNSR Disclosure Schedule, CNSR is not participating in any discussions or negotiations regarding modification of or amendment to any CNSR Contract or entry in any new material contract applicable to CNSR or the real or personal property of CNSR. The CNSR Disclosure Schedule specifically identifies each CNSR Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

3.15       Receivables. All of the receivables of CNSR are enforceable, represent bona fide transactions, and arose in the ordinary course of business of CNSR, and are reflected properly in its books and records. All of CNSR’s receivables are reasonably believed by CNSR to be collectible in accordance with past practice and the terms of such receivables, without set off or counterclaims except to the extent of reserves therefor set forth in the most recent balance sheet included in the CNSR Financial Statements or, for receivables arising subsequent to September 30, 2006, as reflected on the books and records of CNSR. To CNSR’s knowledge, no customer or supplier of CNSR has any reasonable basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

3.16       Personal Property. CNSR has good, clear and marketable title to all the tangible properties and tangible assets reflected in CNSR’s latest balance sheet as being owned by CNSR or acquired after the date thereof which are, individually or in the aggregate, material to CNSR’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens. All equipment and other items of tangible personal property and assets of CNSR (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of CNSR’s business.

3.17       Real Property. CNSR does not own any real property. The CNSR Disclosure Schedule sets forth all real property leases to which CNSR is a party. CNSR has a valid leasehold interest in such leased real property, and such leases are in full force and effect. The improvements and fixtures on such real property leased by CNSR are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.18       Intellectual Property Rights. CNSR owns, or is licensed or otherwise to its knowledge has the valid rights to use, all material Intellectual Property used in the conduct of its business (the “CNSR Intellectual Property”).

3.19       Transactions with Related Parties. CNSR is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were CNSR a “registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-B as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-B from or to CNSR.

3.20       No Guaranties. None of the obligations or liabilities of CNSR incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. CNSR has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of CNSR or any of its Affiliates.

3.21       Licenses. CNSR owns or possesses all of the material Licenses which are necessary to enable it to carry on its business as presently conducted. All such Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.22       Records. The books of account, corporate records and minute books of CNSR are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of CNSR have been made available to STRV.

3.23       No Brokers or Finders. Except as disclosed on the CNSR Disclosure Schedule, CNSR has not, and its Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.24       Board Recommendation. The Board of Directors of CNSR has unanimously determined that the terms of the Merger are fair to and in the best interests of the CNSR Shareholders and recommended that the CNSR Shareholders approve the Merger.

3.25       Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.26       Required CNSR Vote. The affirmative votes of the holders of a majority of the shares of CNSR Shares voting together as one class on an as-converted basis, and the affirmative votes of the holders of a majority of each of the CNSR Series A-1 Preferred Stock, CNSR Series A-2 Preferred Stock and CNSR Series B Preferred Stock are the only votes of the holders of any class or series of CNSR’s securities necessary to approve the Merger (the “CNSR Shareholder Approval”).

4.	REPRESENTATIONS AND WARRANTIES OF STRV AND MERGERCO.

Except as set forth in the disclosure schedule delivered by STRV to CNSR at the time of execution of this Agreement and attached hereto (the “STRV Disclosure Schedule”), STRV and MergerCo, jointly and severally, represent and warrant to CNSR as follows:

4.1  Organization, Standing and Corporate Power. STRV is validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. MergerCo is duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2  No Subsidiaries. Other than MergerCo, STRV does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3	Capital Structure.

4.3.1      The authorized capital stock of STRV consists of 750,000,000 shares of STRV Common Stock, $0.001 par value, of which, 10,636,000 shares of STRV Common Stock are issued and outstanding as of the date of this Agreement, and 868,823 shares of STRV Common Stock shall be issued and outstanding as of the Closing Date. All outstanding shares of capital stock of STRV are, and all shares which may be issued pursuant to this Agreement and in connection with the Equity Financing, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of STRV having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of STRV Common Stock may vote. Except as set forth on the STRV Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which STRV is a party or by which any of them is bound obligating STRV to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of STRV or obligating STRV to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of STRV or obligating STRV to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of STRV to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of STRV. There are no agreements or arrangements pursuant to which STRV is or could be required to register shares of STRV Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of STRV securities with respect to securities of STRV. Upon the Closing, and giving effect to the Equity Financing, STRV’s capital structure shall be as described on Exhibit K hereto.

4.3.2The authorized capital stock of MergerCo consists of one thousand (1000) shares of Common Stock, one hundred (100) of which are issued and outstanding as of the date of this Agreement and held by STRV. All outstanding shares of capital stock of MergerCo are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MergerCo Common Stock may vote. Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MergerCo is a party or by which any of them is bound obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4  Authority. Each of STRV and MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of STRV and MergerCo and the consummation by STRV and MergerCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of STRV and MergerCo and STRV as the sole shareholder of MergerCo; and no other corporate proceedings on the part of STRV or MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by STRV and the consummation by STRV and MergerCo of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of STRV and MergerCo and constitutes a valid and binding obligation of each of STRV and MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5  Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either STRV or MergerCo under, (i) the Certificate or Articles of Incorporation or Bylaws of STRV or MergerCo, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to STRV or MergerCo, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to STRV or MergerCo, their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on STRV or MergerCo or could not prevent, hinder or delay the ability of STRV or MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to STRV or MergerCo in connection with the execution and delivery of this Agreement by STRV or MergerCo or the consummation by STRV and MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Certificate of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which STRV is qualified to do business.

4.6	SEC Documents; Undisclosed Liabilities.

4.6.1      For all periods subsequent to January 1, 2004, STRV has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and STRV has delivered or made available to CNSR all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “STRV SEC Documents”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) the STRV SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such STRV SEC Documents, and none of the STRV SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of STRV included in such STRV SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of STRV as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by STRV’s independent accountants, which are not expected to have a material adverse effect on STRV and its business). Except as set forth in the STRV SEC Documents, at the date of the most recent financial statements of STRV included in the STRV SEC Documents, STRV did not have, and since such date STRV has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations that have been incurred since the date of the most recent balance sheet included in the STRV Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to STRV’s business, all of which are listed on the STRV Disclosure Schedule.

4.6.2      The STRV SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither STRV nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.6.3      STRV is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to STRV.

4.7  Interested Party Transactions Except as set forth in the STRV Disclosure Schedule or in STRV’s SEC Documents, no employee, officer, director or stockholder of STRV or a member of his or her immediate family is indebted to STRV, nor is STRV indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of STRV, and (iii) for other employee benefits made generally available to all employees. To STRV’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom STRV is affiliated or with whom STRV has a material contractual relationship, or any Person that competes with STRV. To STRV’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with STRV (other than such contracts as relate to any such individual ownership of capital stock or other securities of STRV).

4.8  Indebtedness; STRV Assets. STRV has no indebtedness for borrowed money. Immediately prior to the Closing, STRV will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of STRV with respect to the period prior to Closing which remain unpaid, which STRV shall be responsible for payment following the Closing pursuant to Section 6.11 hereof (“Cash Reserve”).

4.9  Over-the-Counter Bulletin Board Quotation. STRV Common Stock is quoted on the Over-the-Counter Bulletin Board ("OTC BB"). There is no action or proceeding pending or, to STRV's knowledge, threatened against STRV by NASDAQ or NASD, Inc. ("NASD") with respect to any intention by such entities to prohibit or terminate the quotation of STRV Common Stock on the OTC BB.

4.10       Compliance with Law. To the knowledge of STRV, STRV is compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. STRV has not been charged with and, to the knowledge of STRV, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. STRV is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.11       Absence of Certain Changes or Events. Except as disclosed in the STRV SEC Documents, since the date of the most recent financial statements included in the STRV SEC Documents, STRV has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Change with respect to STRV; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to STRV; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of CNSR; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of STRV to consummate the transactions contemplated by this Agreement.

4.12       Information Supplied.    None of the information included or incorporated by reference in any documents to be filed by STRV with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of any information to be mailed to the Shareholders of STRV, at the date it is mailed to Shareholders of STRV, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading, except that no representation is made by STRV with respect to information supplied in writing by or on behalf of CNSR for inclusion therein. The 14f-1 Information Statement filed by STRV with the SEC under the Exchange Act relating to the transactions contemplated hereby, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

4.13       Certain Employee Payments. STRV is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of STRV of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.14       Tax Returns and Tax Payments. STRV is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the financial statements included in the STRV SEC Documents or those incurred since the date of the most recent balance sheet included in the STRV SEC Documents in the ordinary course of business. With respect to all periods beginning from January 1, 2003, STRV has duly filed when due all Tax Returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. STRV has made available to CNSR accurate and complete copies of all of its Tax Returns for all such periods, except those periods for which returns are not yet due. Since January 1, 2003, STRV has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of STRV. STRV is not subject to any Tax allocation or sharing agreement.

4.15       Records. The books of accounts, corporate records and minute books of STRV and MergerCo are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books of STRV and MergerCo have been provided to CNSR.

4.16       MergerCo. MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, MergerCo has not conducted any business activities and does not have any material liabilities.

4.17       No Brokers or Finders. Neither STRV, MergerCo, nor their respective Affiliates, officers, directors or employees have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.18       Board Recommendation. The Board of Directors of STRV has unanimously determined that the terms of the Merger are fair to and in the best interests of the Shareholders of STRV and no vote of the holders of shares of STRV Common Stock or any other STRV security holder is necessary to approve the Merger. In addition, the Board of Directors of STRV has unanimously determined that the terms of the Equity Financing are fair to and in the best interests of the Shareholders of STRV and no vote of the holders of shares of STRV Common Stock or any other STRV security holder is necessary to approve the Equity Financing.

4.19       Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of STRV, threatened against, relating to or involving STRV, or real or personal property of STRV, before any Governmental Entity or other third party. To the knowledge of STRV, there is no basis for any such suit, action, proceeding or investigation.

4.20       Contracts and Commitments. To STRV’s knowledge, the STRV Disclosure Schedule contains a true, complete and accurate list of each of the following written or oral, contracts, agreements, understandings or other obligations to which STRV is a party or by which any of its assets or properties are bound (together the “STRV Contracts”):

4.20.1    all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of STRV;

4.20.2    all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to STRV;

4.20.3    any contract, agreement, commitment or obligation to make any capital expenditures;

4.20.4    contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of STRV to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, STRV, or covering indemnification of another Person other than in the ordinary course of business;

4.20.5    any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

4.20.6    contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to STRV of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by STRV, without penalty, premium or other liability within 30 days or may involve the payment by or to STRV of any amount;

4.20.7    contracts, agreements, commitments or other obligations to provide services or facilities by or to STRV or to or by another Person which is not terminable by STRV within 30 days without penalty, premium or other liability or involving payment by STRV or the other Person of any money;

4.20.8    any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

4.20.9    any contract or agreement granting any Person a Lien on all or any part of any asset of STRV;

4.20.10    any contract providing for the indemnification or holding harmless by STRV of any of its shareholders, officers, directors, employees or representatives;

4.20.11    all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by STRV of any amount (or under a group of similar commitments), or are otherwise material to STRV; or

4.20.12     all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any holder of STRV Common Stock, officer, director, employee or consultant of STRV or any Affiliate or relative thereof.

True, correct and complete copies of all STRV Contracts have been made available to CNSR. To the knowledge of STRV, the STRV Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to STRV and each other party to such STRV Contracts. There are no existing defaults or breaches of STRV under any STRV Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of STRV, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any STRV Contract. Except as set forth on the STRV Disclosure Schedule, STRV is not participating in any discussions or negotiations regarding modification of or amendment to any STRV Contract or entry in any new material contract applicable to STRV or the real or personal property of STRV. The STRV Disclosure Schedule specifically identifies each STRV Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

The STRV Disclosure Schedule contains a true, complete and accurate list of each written contract, agreement, understanding or other obligation to which STRV was a party or by which any of its assets or properties was bound that was terminated by STRV since January 1, 2005 (together the “Terminated STRV Contracts”). True, correct and complete copies of all Terminated STRV Contracts have been made available to CNSR. Each of the Terminated STRV Contracts was terminated in full compliance with its terms or with the written consent of the other party to such Terminated STRV Contract, in each case without any liability to STRV.

4.21       Personal Property. STRV has good, clear and marketable title to all the tangible properties and tangible assets reflected in STRV’s latest balance sheet as being owned by STRV or acquired after the date thereof which are, individually or in the aggregate, material to STRV’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens. All equipment and other items of tangible personal property and assets of STRV (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of STRV’s business.

4.22       Real Property. STRV does not own any real property. The STRV Disclosure Schedule sets forth all real property leases to which CNSR is a party. STRV has a valid leasehold interest in such leased real property, and such leases are in full force and effect. The improvements and fixtures on such real property leased by STRV are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

4.23       Intellectual Property Rights. STRV owns, or is licensed or otherwise to its knowledge has the valid rights to use, all material Intellectual Property used in the conduct of its business.

4.24       Insurance. The STRV Disclosure Schedule contains a complete and correct list of all insurance policies carried by or for the benefit of STRV, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.

4.25       Benefit Plans. The STRV Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by STRV as well as any “employee benefit plan” as defined in Section 3(3) of ERISA of STRV. Any special tax status enjoyed by such plan is noted on such schedule. With respect to each Benefit Plan and "employee benefit plan" identified on the STRV Disclosure Schedule, STRV has heretofore delivered or made available to CNSR true and complete copies of the plan documents and any amendments thereto (or, if the plan is not written, a written description thereof). STRV has performed in all material respects all obligations required to be performed by it under each Benefit Plan and “employee benefit plan” identified on the STRV Disclosure Schedule, and each such Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. STRV’s records accurately reflect its employees’ employment histories, including their hours of service, and all such data is maintained in a usable form. STRV has taken all actions required to terminate the STRV, Inc. 401(k) Plan.

4.26       Disclosure. None of the information supplied by STRV in connection with the solicitation by CNSR of the CNSR Shareholder Approval contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.	Covenants Relating to Conduct of Business Prior to Merger.

5.1  Conduct of CNSR, STRV and MergerCo. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of STRV and CNSR shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons with which it has business relations. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of STRV and CNSR shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of STRV, MergerCo and CNSR shall (unless otherwise mutually agreed to in writing):

5.1.1      not amend or alter its certificate or articles of incorporation, bylaws, or similar charter documents;

5.1.2      not engage in any transaction, except in the normal and ordinary course of business except for those transactions contemplated by the Equity Financing, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3      not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4      not (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (ii) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (iv) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan that result from a participant’s use of such Party’s Common Stock to exercise options or pay withholding taxes in connection with such exercise;

5.1.5      not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security, except that (i) STRV may contract for the issuance of up to 7,500,000 shares of STRV Common Stock and warrants to purchase 2,250,000 shares of STRV Common Stock pursuant to the terms of the Equity Financing, and additional shares and warrants upon approval of CNSR, provided shares may not be issued except in connection with subscriptions accepted by CNSR, and (ii) CNSR may issue CNSR Common Stock upon the valid exercise of stock options and warrants outstanding as of the date of this Agreement;

5.1.6      not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7      not organize any subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8      with respect to CNSR, not enter into any instrument which would constitute an CNSR Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any CNSR Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Equity Financing;

5.1.9      with respect to STRV, not enter into any instrument which would constitute an STRV Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any STRV Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Equity Financing;

5.1.10   not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11   not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12    keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13   not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14    promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.15   not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16   not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17   not make any expenditure or enter into any commitment or transaction exceeding $30,000 other than purchases in the ordinary course of business consistent with past practices.

5.2  Advice of Changes. Each Party shall promptly advise the other Party in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of CNSR contained in Section 3 or STRV or MergerCo contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (b) any breach of any covenant or obligation of CNSR or STRV or MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 and 7.3 would not be satisfied, (c) any Material Adverse Change or Effect in CNSR or STRV, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change or Effect on CNSR or STRV or cause any of the conditions set forth in Sections 7.2 or 7.3 not to be satisfied, provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not be deemed to amend or supplement the CNSR or STRV Disclosure Schedule.

5.3  SEC Reports. STRV shall (a) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by STRV between the date of this Agreement and the Effective Time to be filed in a timely manner, (b) submit to CNSR all such forms, reports, schedules, statements and other documents at least two (2) days prior to filing for its review, and (c) remain a “reporting person” for the purposes of the Exchange Act. Except for forms, reports, schedules, statements and other documents required to be filed with the SEC by STRV between the date of this Agreement and the Effective Time, STRV shall not file or cause to be filed with, or furnish or cause to be furnished to, the SEC any forms, reports, schedules, statement or any other documents, without the prior express written approval of CNSR.

6.	Additional Agreements.

6.1  Board of Directors of STRV. At Closing, the current board of directors of STRV shall deliver duly adopted resolutions to: (a) set the size of STRV's board of directors to five (5) members effective as of the Closing; and (b) appoint the following persons to STRV's board of directors effective as of the Closing: Leonard J. Brandt, David B. Jones and Jerome Vaccaro, M.D; and (c) accept the resignations of the current officers of STRV and the directors of STRV effective as of the Closing. At Closing, the current officers of STRV and the directors of STRV shall deliver their resignations to STRV, as appropriate, as officers and directors of STRV to be effective upon the Closing (the “Resignations”).

6.2          Schedule 14f-1 Information Statement.  STRV shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”) in connection with the change of control to be effectuated by the appointment of new officers and directors at Closing, and, at least ten (10) days prior to Closing, STRV shall file the 14f-1 Information Statement with the SEC and mail the same to each of STRV's Shareholders.

6.3       Transaction Form 8-K. At least two (2) days prior to Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10-SB with respect to the Parties, any other information required in connection with STRV ceasing to be a shell company as a result of the merger transaction contemplated by this Agreement (the “Transaction”), the CNSR Financial Statements and the Pro Forma Financial Statements (as defined below) ("Transaction Form 8-K"), which shall be in a form reasonably acceptable to STRV and in a format acceptable for EDGAR filing. Prior to Closing, the Parties shall prepare the press release announcing the consummation of the Transaction hereunder ("Press Release"). At the Closing, STRV shall file the Transaction Form 8-K with the SEC and distribute the Press Release. Prior to Closing, STRV shall prepare the information required by the Transaction Form 8-K to announce the change in STRV’s certifying accountants from Spector & Wong, LLP (“STRV’s Accountant”) to Caciamatta Accountacy Corporation, effective as of the Closing, in a form acceptable to CNSR. At Closing, STRV’s Accountant shall have issued its resignation letter to STRV resigning from the engagement and consenting to the use of its name and the disclosure of its resignation in the Transaction Form 8-K (“Resignation Letter”).

6.4          Pro Forma Consolidated Financial Statements. At least three (3) days prior to the Closing, the Parties shall deliver to STRV pro forma consolidated financial statements for the Parties, and pro forma consolidated financial statements for the Parties and STRV giving effect to the Transaction, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after Closing with respect to the Transaction, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the "Pro Forma Financial Statements"), or an explanation as to why such Pro Forma Financial statemens not required to by included int eh Transaction Form 8-K. The Pro Forma Financial Statements shall have been reviewed by, the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.5          Required Information. In connection with the preparation of the Transaction Form 8-K, 14f-1 Information Statement, and Press Release, and for such other reasonable purposes, each Party shall, upon request by the other, furnish the other with all information concerning themselves, their respective subsidiaries, directors, officers, managers, managing members, shareholders and members (including the directors of STRV to be elected effective as of the Closing pursuant to Section 6.1 hereof any officers appointed by such directors thereafter) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of each Party and STRV to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6	Confidentiality; Access to Information.
6.6.1	Confidentiality.

Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Section 9 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

6.6.2	Access to Information.
(a)

CNSR will afford STRV and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of CNSR during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of CNSR, as STRV may reasonably request. No information or knowledge obtained by STRV in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

(b)

STRV will afford CNSR and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of STRV during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of STRV, as CNSR may reasonably request. No information or knowledge obtained by CNSR in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

6.7   No Solicitation. Other than with respect to the Transaction, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of STRV Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.8          Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the Transaction without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that STRV will prepare and file the Transaction Form 8-K pursuant to the Exchange Act reasonably acceptable to each Party to report the execution of this Agreement and that any party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.9	Reasonable Efforts; Notification.
6.9.1	Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Each Party, and its respective board of directors and each Party and its managers, members, directors, officers and Shareholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interests or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.9.2	CNSR shall give prompt notice to STRV upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of

CNSR to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.9.3

STRV shall give prompt notice to CNSR upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of STRV to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.10       Treatment as a Reorganization. Consistent with the intent of the parties hereto, each of CNSR and STRV shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.11       Absence of Material Liabilities. Immediately prior to Closing, STRV shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with the Transfer Agent, (ii) a certain Financial Advisory Agreement with Richardson & Patel LLP, in a form acceptable to CNSR (the "Financial Advisory Agreement") (iii) STRV Contracts disclosed under Section 4.20 hereto, and (iv) accounts payable and accrued expenses of STRV with respect to the period between the date hereof and the Closing. STRV will establish the Cash Reserve provided for in Section 4.8 in an amount equal to the monetary obligations of STRV prior to (and through) the Closing due to the Transfer Agent, obligations pursuant to STRV Contracts disclosed under Section 4.20 and obligations in respect of all unpaid accounts payable and accrued expenses of STRV as of and through the Closing (collectively, the “Pre-Closing Cash Obligations”). Upon the Closing, to the extent not satisfied by STRV prior to the Closing, the Pre-Closing Cash Obligations will be paid in full from the Cash Reserve. Immediately prior to the Closing, STRV shall cause all STRV Contracts (other than the agreement with the Transfer Agent, the Financial Advisory Agreement, and the agreements set forth on Schedule 6.11) to be terminated. Following the Closing, the Parties shall pay and satisfy STRV’s obligations under the agreement with the Transfer Agent.

6.12       Cash Payments at Closing for Financial Advisory Agreement. At Closing, STRV shall pay the reverse merger fees of $475,000 under the Financial Advisory Agreement.

6.13       Merger Expenses. Each of the Parties shall be responsible for such Party’s legal fees and all other expenses incurred with in connection with the Merger and the transactions contemplated hereby.

6.14       Business Records. At Closing, STRV shall cause to be delivered to the Parties all records and documents relating to STRV, which STRV possesses, including, without limitation, books, records, government filings, Returns, Charter Documents, Corporate Records, Stock Records, consent decrees, orders, and correspondence, director and Shareholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with STRV.

6.15       CNSR Shareholder Approval. CNSR shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the CNSR Shareholders for approval and adoption. In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of CNSR shall (i) recommend to the CNSR Shareholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the CNSR Shareholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and CNSR’s Articles of Incorporation and Bylaws in connection with obtaining the CNSR Shareholder Approval. CNSR shall prepare and distribute to the CNSR Shareholders a consent solicitation disclosure statement in connection with the solicitation of consents to obtain the CNSR Shareholder Approval, and shall provide STRV a reasonable period of time to review the disclosure statement prepared in connection with such consent solicitation prior to the delivery of such disclosure statement to the CNSR Shareholders.

6.16       Amending Schedules. From time to time prior to the Closing, the Parties shall promptly supplement or amend CNSR Disclosure Schedules or STRV Disclosure Schedules, as applicable, hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth in CNSR Disclosure Schedules or STRV Disclosure Schedules, as applicable. Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, each Party shall have five (5) business days following receipt of any supplemented or amended CNSR Disclosure Schedules or STRV Disclosure Schedules, as applicable, which supplement or amend the CNSR Disclosure Schedules or STRV Disclosure Schedules, as applicable, in a material respect to elect (a) to terminate this Agreement without any further liability to any other Party hereunder, or (b) in such non-amending Party’s sole discretion, to elect to waive such breach and consummate the transactions contemplated by this Agreement.

7.	Conditions Precedent.

7.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

7.1.1      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.2  Conditions to Obligations of STRV. The obligations of STRV to effect the Merger are further subject to the following conditions:

7.2.1      Representations and Warranties. The representations and warranties of CNSR set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2      Performance of Obligations of CNSR. CNSR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3      No Material Adverse Change. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CNSR.

7.2.4      Consents, etc. STRV shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5      Shareholder Approval. The CNSR Shareholder Approval shall have been obtained.

7.2.6      No Dissenters. No CNSR Shareholders shall have dissented to the Merger or be entitled to exercise dissenters’ rights in connection with the Merger.

7.2.7      No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.8      Financial Advisory Agreement. STRV and Richardson & Patel, shall have executed the Financial Advisory Agreement, as approved by CNSR, and the Financial Advisory Agreement shall have been authorized and approved by STRV’s board of directors.

7.2.9      Legal Opinion. STRV shall have received the legal opinion of counsel to CNSR, in substantially the form of Exhibit F hereto.

7.2.10    Officer’s Certificate. STRV shall have received an officer’s certificate, substantially in the form of Exhibit D, duly executed on CNSR’s behalf.

7.2.11    Secretary’s Certificate. STRV shall have received a Secretary’s certificate, substantially in the form of Exhibit E, duly executed on CNSR’s behalf.

7.2.12    Equity Financing. Signed subscriptions shall have been received to purchase no less than 7,500,000 shares of STRV Common Stock and warrants to purchase 2,250,000 shares of STRV Common Stock at $2.00 per share, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder and otherwise pursuant to the terms outlined on Exhibit A-1 (“Equity Financing”), which subscriptions shall represent gross proceeds of not less than $10,125,000, with such gross proceeds having been fully funded into an escrow account established for the Equity Financing the release of which to STRV is conditioned only upon the Closing of the Merger, and STRV’s acceptance of such subscriptions simultaneous to or after the Closing. The subscription agreements executed and delivered in connection with the Equity Financing shall be in the form attached hereto as Exhibit A-2 (the “Subscription Agreements”), and all other agreements, documents and instruments contemplated by the Subscription Agreements shall have been executed and delivered, as provided therein. CNSR shall be satisfied that the offer and sale of the shares in the Equity Financing were made in compliance with the requirements under the Securities Act.

7.2.13    Financial Statements. CNSR shall have delivered the CNSR Financial Statements, audited by Caciamatta Accountacy Corp. (“Accountant”), with such statements having been prepared in accordance with U.S. generally accepted accounting principles, SEC rules and regulations, and the U.S. Public Company Accounting Oversight Board (“PCAOB”) auditing standards, consistently applied (collectively, the “Financial Statements”), to STRV.

7.2.14    Undertaking. STRV shall have received a written undertaking provided by the Accountant acknowledging that CNSR is consummating a reverse merger transaction with STRV, that such transaction will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of CNSR following the Merger or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Merger, and that Accountant is duly registered with the PCAOB.

7.2.15    Approvals. CNSR shall have complied with, and received all applicable approvals and permits required by, the applicable laws, regulations and rules in the U.S. and any state and local subdivision or regulatory authority thereof in connection with and as may be necessary to complete the transactions contemplated hereunder.

7.2.16    Current Report on Form 8-K. CNSR and its counsel shall have prepared the Form 8-K announcing the Closing which shall include the Financial Statements, the “Form 10 information” (as defined in the SEC rules and regulations) for CNSR, any other information required to be disclosed in a Form 8-K for the Merger, and the pro forma financial statements for CNSR and STRV on a consolidated basis giving effect to the Merger, which shall be in a form acceptable to STRV and in a format acceptable for EDGAR filing, provided, however, that STRV has delivered to CNSR any and all information with respect to STRV reasonably requested by or necessary for CNSR to comply herewith.

7.3   Conditions to Obligation of CNSR. The obligation of CNSR to effect the Merger is further subject to the following conditions:

7.3.1      Representations and Warranties. The representations and warranties of STRV set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2      Due Diligence Items.  STRV shall have provided to CNSR copies of all agreements and documents requested by CNSR before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC.

7.3.3      Performance of Obligations of STRV. STRV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4      No Material Adverse Change. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on STRV.

7.3.5      Consents, etc. CNSR shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6      No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7      Annual Report. STRV shall have filed its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2006.

7.3.8      Resignations. STRV shall deliver to CNSR the Resignations, as required by Section 6.1.

7.3.9      Equity Financing. Signed subscriptions shall have been received to purchase 7,500,000 shares of STRV Common Stock and warrants to purchase 2,250,000 shares of STRV Common Stock at $2.00 per share, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder and otherwise pursuant to the terms outlined on Exhibit A-1 (“Equity Financing”), which subscriptions shall represent gross proceeds of not less than $10,125,000, with such gross proceeds having been fully funded into an escrow account established for the Equity Financing the release of which to STRV is conditioned only upon the Closing of the Merger, and STRV’s acceptance of such subscriptions simultaneous to or after the Closing. The subscription agreements executed and delivered in connection with the Equity Financing shall be in the form attached hereto as Exhibit A-2 (the “Subscription Agreements”), and all other agreements, documents and instruments contemplated by the Subscription Agreements shall have been executed and delivered, as provided therein. CNSR shall be satisfied that the offer and sale of the shares in the Equity Financing were made in compliance with the requirements under the Securities Act.

7.3.10	Registration Rights Agreements.

STRV shall have executed a Registration Rights Agreement providing registration rights with respect to (i) all shares of STRV Common Stock into which the CNS Series A Preferred Stock and Series B Preferred Stock will be converted upon Closing, (ii) all shares of STRV Common Stock underlying the warrants to be issued by STRV in exchange for warrants to purchase CNS Series B Preferred Stock, and (iii) all shares of STRV Common Stock into which certain shares of CNS Common Stock received pursuant to certain Settlement Agreements with employees and consultants of CNSR will be converted upon Closing, in a form acceptable to CNS, which shall provide for piggy-back registration rights effective six (6) months following the Closing and demand registration rights effective twelve (12) months after Closing with respect to shares that are not eligible for sale pursuant to Rule 144, promulgated under the Securities Act of 1933.

STRV shall have executed a Registration Rights Agreement, which shall replace the registration rights agreement dated January 15, 2007, which shall provide, with respect to fifty (50%) of those shares of STRV Common Stock listed and held by the individuals listed on Exhibit B hereto (the “Registrable STRV Shares”), registration rights that are identical to those set forth in the Subscription Agreement, except that such rights shall not include or provide for any penalties or damages for the failure to timely file any registration statement or cause any such registration statement to go effective by a time or date specified in such form of Registration Rights Agreement. In addition, such Registration Rights Agreement shall provide for piggy-back registration rights effective six (6) months following the Closing and demand registration rights effective twelve (12) months after Closing with respect to those shares of STRV Common Stock listed and held by the individuals listed on Exhibit B that are not otherwise registered or are eligible for sale pursuant to Rule 144, promulgated under the Securities Act of 1933.

7.3.11    Indemnification Agreement. Those holders of STRV Registrable Shares identified on Exhibit B shall have executed an Indemnification Agreement in the form attached hereto as Exhibit L, indemnifying CNSR, STRV and their affiliates from any and all claims relating to (i) the issuance of securities by STRV from July 18, 2006, through the date immediately prior to the Reverse Merger, and (ii) the receipt by Richardson & Patel LLP of payment pursuant to the Financial Advisory Agreement.

7.3.12    Legal Opinion. CNSR shall have received the legal opinion of counsel to STRV, in substantially the form of Exhibit I hereto.

7.3.13    Officer’s Certificate. CNSR shall have received an officer’s certificate, substantially in the form of Exhibit G, duly executed on STRV’s behalf.

7.3.14    Secretary’s Certificate. CNSR shall have received a Secretary’s certificate, substantially in the form of Exhibit H, duly executed on STRV’s behalf.

8.	Termination.

8.1  Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1	by mutual written consent of STRV and CNSR;

8.1.2      by either STRV or CNSR if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3      by either STRV or CNSR if the Merger shall not have been consummated on or before February 28, 2007 (other than as a result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4      by STRV, if a Material Adverse Change shall have occurred relative to CNSR;

8.1.5      by STRV, if CNSR materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after STRV has notified CNSR of its or their intent to terminate this Agreement pursuant to this Section 8.1.5;

8.1.6      by STRV, if the CNSR Shareholders do not approve and adopt the Merger and the transactions contemplated by this Agreement under the CGCL on or prior to February 28, 2007;

8.1.7      by STRV, if the Merger is not consummated on or prior to February 28, 2007;

8.1.8      by CNSR, if a Material Adverse Change shall have occurred relative to STRV;

8.1.9      by CNSR, if STRV materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, in each case, which failure or breach is not cured within ten (10) days after CNSR has notified STRV of its or their intent to terminate this Agreement pursuant to this Section 8.1.9;

8.1.10    by CNSR, in its sole discretion, by giving notice to STRV on or before the Closing.

8.2	Effect of Termination.

8.2.1      In the event of termination of this Agreement by either CNSR or STRV as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of STRV or CNSR, other than the provisions of Section 6.8.1, Section 8.3, Section 10 and this Section 8.2. Nothing contained in this Section shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

8.3  Return of Documents. In the event of termination of this Agreement for any reason, STRV and CNSR will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. STRV and CNSR will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

9.	Survival.

Except as provided in the Indemnification Agreement, and as specifically set forth in provisions contained herein, which contemplate the performance of any agreement or covenant by any party hereto after the Closing, all representations, warranties, agreements and covenants contained in or made pursuant to this Agreement by any party hereto or contained in any Schedule hereto shall not survive the Closing, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing.

10.	General Provisions.

10.1       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.2       Extension; Waiver. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.3       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered Personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to CNSR, to:

CNS Response, Inc.

2755 Bristol St.

Costa Mesa, CA 92626

Attn: Leonard Brandt, CEO

Fax:

with a copy to (which shall not constitute notice):

Stubbs Alderton & Markiles, LLP

15260 Ventura Blvd., 20th Floor

Sherman Oaks, CA 91403

Attn: Scott Alderton, Esq.

Fax: (818) 474-8601

if to STRV or MergerCo, to:

Strativation, Inc.

10900 Wilshire Blvd., Suite 500

Los Angeles, CA 90024-6525

Attn: Silas Phillips

Fax: (310) 208-1154

with a copy to (which shall not constitute notice):

Richardson & Patel LLP

10900 Wilshire Blvd., Suite 500

Los Angeles, CA 90024-6525

Attn: Kevin Leung

Fax: (310) 208-1154

10.4       Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

10.5       Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

10.6       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.8       Enforcement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

10.9       Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.10     Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

10.11     Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

CNS Response, Inc.

By:/s/ Leonard J. Brandt
Name:	Leonard J. Brandt
Title:	Chief Executive Officer

Strativation, Inc.

By:/s/ Silas Phillips
Name:	Silas Phillips
Title:	Chief Executive Officer

CNS Merger Corporation

By:/s/ Silas Phillips
Name:	Silas Phillips
Title:	Chief Executive Officer